Exhibit 99.1
                                                                 ------------

News Release


                                           Contact:     N. William White
                                                        President and Chief
                                                        Executive Officer
                                                        (502)753-0500

                1st Independence Financial Group, Inc. Announces
                Net Income for Fourth Quarter and Full Year 2006

LOUISVILLE, KENTUCKY (February 2, 2007) - 1st Independence Financial Group,
Inc. (the "Company")(NASDAQ:FIFG), the holding company of 1st Independence Bank, reported today the unaudited results for the fourth quarter and year ended December 31, 2006.

For the year ended December 31, 2006, the Company reported net income of $1,940,000 or $0.99 per diluted share compared to net income of $4,481,000 or $2.32 per diluted share for the year ended December 31, 2005. The decreases in net income and net income per diluted share for the year ended December 31, 2006 were primarily due to after tax securities gains of $3,308,000 taken in the first quarter of 2005 and the increase of $325,000 after taxes in the provision for loan losses in the year 2006 compared to the year 2005. Partially offsetting these factors was an increase in net interest income of $245,000 after taxes and an after tax charge of $235,000 recorded in the first quarter of 2005 for severance expenses related to the retirement of the Company's former Chairman and Chief Executive Officer. Other factors were decreased incentive expense, employee benefit expense, marketing expense, professional fees and other noninterest expense items. Partially offsetting these factors were increased net occupancy expense and data processing expense. The Company reported fourth quarter net income of $470,000 or $0.24 per diluted share compared to $427,000 or $0.22 per diluted share for the fourth quarter ended December 31, 2005.

1st Independence Financial Group is headquartered in Louisville, Kentucky and includes 1st Independence Bank and 1st Independence Mortgage, a division of the Bank. The Bank has eight full service banking offices. The banking offices are located in Harrodsburg, Lawrenceburg and two locations (St. Matthews branch and Stony Brook branch) in Louisville, Kentucky, and New Albany, Jeffersonville, Marengo and Clarksville, Indiana. 1st Independence Mortgage operates in Louisville, Kentucky and southern Indiana.

This press release contains "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the Company's actual results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such statements are subject to certain risks and uncertainties including changes in economic conditions in the market areas the Company conducts business, changes in policies by regulatory agencies, fluctuations in interest rates, demand for loans in the market areas the Company conducts business, and competition that could cause actual results to differ materially from historical earnings and those presently anticipated or projected. The Company wishes to caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made. Additionally, the Company wishes to advise readers that the factors listed above could affect the Company's financial performance and could cause the Company's actual results for future periods to differ materially from any opinions or statements expressed with respect to future periods in any current statements.